SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cempra, Inc.

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CEMPRA, INC.

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2016

TO THE STOCKHOLDERS OF

CEMPRA, INC.

The 2016 annual meeting of stockholders of Cempra, Inc. will be held at our corporate headquarters, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517, on May 18, 2016, at 4:00 p.m. Eastern time, for the following purposes:

1.	To elect two Class II directors for a three-year term expiring in 2019;

2.	To approve on a non-binding advisory basis the Company’s 2015 executive compensation;

3.	To approve on a non-binding advisory basis the frequency with which future advisory votes on executive compensation should be held;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board has fixed the close of business on March 28, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Chapel Hill, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

Our proxy statement and proxy are enclosed, along with our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission.

Chapel Hill, North Carolina

Dated: April 6, 2016

By Order of the Board of Directors

Shane Barton
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2016: This proxy statement and our 2015 Annual Report to Stockholders are available at: www.cempra.com.

CEMPRA, INC.

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2016

This proxy statement has been prepared by the management of Cempra, Inc. “We,” “our” and the “Company” each refers to Cempra, Inc.

In addition to soliciting proxies by mail, we are furnishing proxy materials, including the notice, proxy statement, electronic proxy card for the meeting and 2015 Annual Report to stockholders, including financial statements, by providing access to them on the internet. These materials were first available on the internet on or about April 6, 2016. The proxy statement contains instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. We mailed copies of the proxy materials on or about April 6, 2016 to our stockholders of record and beneficial owners as of March 28, 2016, the record date for the meeting.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to attend the meeting and vote your common stock if you held shares as of the close of business on March 28, 2016. At the close of business on March 28, 2016, a total of 48,193,181 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, www.investorvote.com, and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-652-8683 in the United States or 1-800-962-4284 outside the United States and following the recorded instructions; or

•	by requesting printed copies of the proxy materials be mailed to you and completing, dating, signing and returning the proxy card that you receive in response to your request.

The internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 1:00 a.m. local time on May 18, 2016. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Counting Votes

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Assuming the presence of a quorum at the meeting:

•	The election of directors will be determined by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

•	The approval of the ratification of the appointment of our independent registered public accounting firm require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposals. Further, because your vote on the ratification of the appointment of our independent registered public accounting firm is advisory, it will not be binding on our Board or our company. However, the Board and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of our independent registered public accounting firm.

With respect to “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or SRO rules, including NASDAQ, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the election of directors and the advisory votes on executive compensation, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’

shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your shares unvoted altogether.

We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We did not, but may in the future, retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board shall be not less than five nor more than nine. The Board may establish the number of directors within this range. There are eight directors presently serving on our Board, and the number of directors to be elected at this annual meeting is two.

Our Board is divided into three classes, each class as nearly equal in number as practicable. Each year, one class is elected to serve for three years. At our annual meeting, two Class II directors will be elected for a term of three years, expiring in 2019, or until their successors are elected and qualified. The Class II directors standing for re-election in 2016 and their respective biographical summaries are listed below.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the two Class II nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the SRO rules governing brokers, your broker may not vote your shares on the election of directors.

Nominees

The Board proposes the two Class II nominees listed below for election to the Board for a three-year term. The Board has determined that Dov Goldstein, M.D. and John H. Johnson are independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or any of our subsidiaries in the past three years in particular. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Class II Directors with Terms Expiring in 2016
Name	Age	Director Since	Position(s) with Cempra
Dov Goldstein	48	January 2008	Director
John H. Johnson	58	June 2009	Director

Class II Director Nominees

Dov A. Goldstein, M.D. – Dr. Goldstein has served on our Board since January 2008. He has been a Partner at Aisling Capital, a private investment firm, since 2008. From 2000 until its acquisition by Pfizer Inc. in 2005, Dr. Goldstein was Executive Vice President and Chief Financial Officer of Vicuron Pharmaceuticals, Inc. He led the valuation and financial due diligence for the merger with Biosearch Italia (Nuovo mercato: BIO.MI), the first U.S. and Italian public-to-public company merger. Prior to Vicuron Pharmaceuticals, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures, a privately held investment fund. Dr. Goldstein currently serves on the board of directors of ADMA Biologics, Inc. (NASDAQ: ADMA) and Esperion Therapeutics, Inc. (NASDAQ: ESPR). Dr. Goldstein has previously served on several company boards of directors, including those of Durata Therapeutics Inc. (acquired by Actavis PLC), Topaz Pharmaceuticals (acquired by Sanofi Pasteur S.A.), and Loxo

Oncology, Inc. (NASDAQ:LOXO), where he was also Chief Financial Officer. Dr. Goldstein received his M.D. from Yale School of Medicine and completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. He received his M.B.A from the Columbia Business School and his B.S. with honors from Stanford University. Among other experience, qualifications, attributes and skills, Dr. Goldstein’s knowledge and experience in the pharmaceutical industry and venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

John H. Johnson – Mr. Johnson has served on our Board since June 2009. He served as President and Chief Executive Officer of Dendreon Corp., a publicly traded biotechnology company (NASDAQ: DNDNJ), from February 2012, became Chairman in July 2013, and served in those roles until August 2014. He served as the Chief Executive Officer and as a director of Savient Pharmaceuticals, Inc., a company that develops and commercializes specialty pharmaceuticals, from 2011 to January 2012. Mr. Johnson was Senior Vice President of Eli Lilly and Company and President of Lilly Oncology, Eli Lilly’s oncology business unit, from 2009 to 2011. From 2007 to 2009, Mr. Johnson was Chief Executive Officer of ImClone Systems Incorporated, a biopharmaceutical development company, and was also a member of ImClone’s board of directors until it became a wholly owned subsidiary of Eli Lilly in 2008. From 2001 to 2007, Mr. Johnson served as company group chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit. Mr. Johnson served as Chairman of the Board of Tranzyme, Inc. (NASDAQ: TZYM), a publicly traded biopharmaceutical company, from December 2010 until July 2013. Mr. Johnson serves as the chairman of the board of Cortendo AB, a global biopharmaceutical company, and also serves as a director of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), a global biopharmaceutical company, Portola Pharmaceuticals, Inc. (NASDAQ: PTLA), a biopharmaceutical company, and Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company. Mr. Johnson holds a B.S. in Education from East Stroudsburg University of Pennsylvania. Among other experience, qualifications, attributes and skills, Mr. Johnson’s leadership roles in large pharmaceutical organizations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Recommendation

The Board unanimously recommends that stockholders vote FOR the election of the three Class II nominees for election to the Board for a three-year term.

Other Directors Not Up for Re-election at this Meeting

Class III Directors with Terms Expiring in 2017
Name	Age	Director Since	Position(s) with Cempra
Richard Kent, M.D.	66	September 2010	Director
Garheng Kong, M.D., Ph.D.	40	September 2006	Chairman of the Board of Directors
P. Sherrill Neff	64	September 2011	Director

Class I Directors with Terms Expiring in 2018
Name	Age	Director Since	Position(s) with Cempra
Michael R. Dougherty	58	May 2013	Director
Prabhavathi Fernandes, Ph.D.	67	November 2005	Director, President and Chief Executive Officer
David Gill	61	April 2012	Director

Richard Kent, M.D. – Dr. Kent has served on our Board since September 2010. Dr. Kent has been a partner at Intersouth Partners, a venture capital firm, since 2008. From 2002 to 2008, Dr. Kent was the President and Chief Executive Officer of Serenex, Inc., a drug development company, when it was acquired by Pfizer Inc. From 2001 until he joined Serenex, Dr. Kent was President and Chief Executive Officer of Ardent Pharmaceuticals, Inc. Before that, he held senior executive positions at GlaxoSmithKline plc., where he was Senior Vice President of Global Medical Affairs and Chief Medical Officer, at Glaxo Wellcome plc., where he was Vice President of U.S. Medical Affairs and Group Medical Director, and at Burroughs Wellcome plc., where he was International Director of Medical Research. Dr. Kent served as a director of Cytomedix, Inc. (now Nuo Therapeutics, Inc.), a publicly traded biopharmaceutical company, from 2012 through 2014, and served as a director of Inspire Pharmaceuticals, Inc. from 2004 to 2011. He also serves on the boards of several private companies. Dr. Kent holds a B.A. from the University of California, Berkley and an M.D. from the University of California, San Diego. Among other experience, qualifications, attributes and skills, Dr. Kent’s knowledge and experience in the securities and investments industry and leadership roles in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Garheng Kong, M.D., Ph.D. – Dr. Kong has served on our Board since September 2006 and as Chairman of our Board since November 2008. Dr. Kong has been the Managing Partner of Sofinnova Healthquest, a healthcare investment firm, since July 2013. He was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From 2000 to September 2010, he was at Intersouth Partners, a venture capital firm, most recently as a general partner, where he was a founding investor or board member for various life sciences ventures, several of which were acquired by large pharmaceutical companies. Dr. Kong has also served on the board of directors of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, since July 2012, Alimera Sciences, Inc. (NASDAQ: ALIM), a biopharmaceutical company, since October 2012, and has served on the board of Laboratory Corporation of America Holdings (NYSE: LH), a healthcare company, since December 2013. Dr. Kong holds a B.S. from Stanford University. He holds an M.D., Ph.D. and M.B.A. from Duke University. Among other experience, qualifications, attributes and skills, Dr. Kong’s knowledge and experience in the venture capital industry and his medical training led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

P. Sherrill Neff – Mr. Neff has served on our Board since September 2011. Mr. Neff founded Quaker Partners Management, L.P. in 2002 and has since served as a partner at the investment firm. From 1994 to 2002, Mr. Neff was President and Chief Operating Officer of Neose Technologies, Inc., a biopharmaceutical company, and a director from 1994 to 2003. From 1993 to 1994, he was Senior Vice President, Corporate Development at U.S. Healthcare. Prior to that time, Mr. Neff was managing director at investment bank Alex Brown & Sons for nine years. Mr. Neff holds a B.A. from Wesleyan University and a J.D. from the University of Michigan Law School. Mr. Neff serves on the board of directors of Resource Capital Corporation, (NYSE: RSO), a publicly traded real estate investment trust, as well as the following privately held organizations: Intact Vascular, Inc. and RainDance Technologies, Inc. Mr. Neff also served on the board of directors of Amicus Therapeutics, Inc. from 1996 until 2011, Regado Biosciences, Inc. (NASDAQ; RGDO) from 2005 until 2015, and National Venture Capital Association from 2009 until 2014. Among other experience, qualifications, attributes and skills, Mr. Neff’s experience in the venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Michael R. Dougherty – Mr. Dougherty joined our Board in May 2013. Mr. Dougherty has been Executive Chairman of Celator Pharmaceuticals, Inc. since August 2015. Mr. Dougherty was Chief Executive Officer, and Member of the Board of Directors, of Kalidex Pharmaceuticals, Inc. from May 2012 to October 2012. Mr. Dougherty was the President and Chief Executive Officer of Adolor Corp. (NASDAQ: ADLR) and a member of the Board of Directors of Adolor from December 2006 until December 2011. Mr. Dougherty joined Adolor as Senior Vice President of Commercial Operations in November 2002, and until his appointment as President and Chief Executive Officer in December 2006, served in a number of capacities, including Chief Operating Officer and Chief Financial Officer. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served in a variety of senior positions at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly-traded biotechnology company, including as President and Chief Executive Officer, as well as a director, and at Centocor, Inc., a publicly-traded biotechnology company, including as Senior Vice

President and Chief Financial Officer. Mr. Dougherty is currently on the board of directors of Biota Pharmaceuticals, Inc. (NASDAQ; BOTA), Trevena, Inc. (NASDAQ; TRVN) and Celator Pharmaceuticals, Inc. (NASDAQ; CPXX). Mr. Dougherty was a member of the board of directors of Viropharma Incorporated (NASDAQ; VPHM) from January 2004 to January 2014 when it was acquired by Shire Plc. Mr. Dougherty received a B.S. from Villanova University. Among other experience, qualifications, attributes and skills, Mr. Dougherty’s leadership roles in small and large pharmaceutical organizations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Prabhavathi Fernandes, Ph.D. – Dr. Fernandes, one of our founders, has been our President and Chief Executive Officer and a member of our Board since our founding in November 2005. Prior to that, she was President and Chief Executive Officer of several privately held companies, including DarPharma, Inc. from 2003 to 2005, Ricerca Biosciences from 2000 to 2003 and Small Molecule Therapeutics from 1998 to 2000. Dr. Fernandes was Vice President, Drug Discovery of Bristol-Myers Squibb Company from 1988 to 1998, Senior Director of Squibb Pharmaceutical Research Institute from 1987 to 1988, Senior Project Leader of Abbott Laboratories from 1983 to 1987 and Senior Microbiologist of the Squibb Institute for Medical Research, the research division of E.R. Squibb and Sons, from 1980 to 1983. She has served on the advisory board of Optimer Pharmaceuticals, Inc. since 2004 and the supervisory board of GPC Biotech AG from 2004 to 2008. Dr. Fernandes served on the product development working group for Biodefense for the National Institute of Allergy and Infectious Diseases from 2003 to 2004 and the U.S. Congressional Panel for Assessment of Impact of Antibiotic Resistant Bacteria and the American Society for Microbiology Advisory Panel for Antibiotic Resistance from 1991 to 1995. Dr. Fernandes holds a B.S. in botany, zoology and chemistry from the University of Bangalore (India), an M.S. in microbiology from the Christian Medical College (India) and a Ph.D. in microbiology from Thomas Jefferson University, Philadelphia, Pennsylvania. Among other experience, qualifications, attributes and skills, Dr. Fernandes’ experience in senior leadership roles in small and large pharmaceutical organizations and her position as President and Chief Executive Officer of our company led to the conclusion of our Board that she should serve as a director of our company in light of our business and structure.

David Gill – Mr. Gill joined our Board in April 2012. Mr. Gill is Chief Financial Officer of EndoChoice Holdings, Inc. (NYSE: GI), a publicly traded medical device company, a position he has held since August 2014, and effective March 2016, he is also President and Chief Operating Officer. He served as the Chief Financial Officer of INC Research Holdings Inc (NASDAQ: INCR), a clinical research organization, from February 2011 to August 2013, and served as a board member and audit committee chairman of INC Research from 2007 to 2010. From March 2009 to February 2011, Mr. Gill was the Chief Financial Officer of TransEnterix, a then private medical device company. From July 2005 to November 2006, Mr. Gill was Chief Financial Officer and Treasurer of NxStage Medical, Inc. (NASDAQ: NXTM), a publicly traded dialysis equipment company. He currently serves as a director and chair of the audit committee of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, positions he has held since February 2015. From 2006 to 2011, he served on several public and private company boards of directors, including those of LeMaitre Vascular (NASDAQ: LMAT), a publicly traded medical device company, and IsoTis, Inc. (NASDAQ: ISOT), a publicly traded orthobiologics company that was acquired by Integra LifeSciences Holdings Corporation in October 2007. From January 2002 to May 2005, Mr. Gill served as Senior Vice President and Chief Financial Officer of CTI Molecular Imaging, Inc., (NASDAQ: CTMI) a publicly traded medical imaging company, until its sale to Siemens AG. Mr. Gill has led initial public offerings for three companies and has raised more than $500 million in equity and $600 million in debt over his career. Mr. Gill holds a B.S. degree, cum laude, in Accountancy from Wake Forest University and an M.B.A. degree, with honors, from Emory University. Mr. Gill was formerly a certified public accountant. Among other experience, qualifications, attributes and skills, Mr. Gill’s education and experience in accounting and finance, and his service as an officer and as a director of various publicly traded companies led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

CORPORATE GOVERNANCE

Information About the Board of Directors and its Committees

Board Composition

Our Board currently consists of eight members. Our certificate of incorporation and bylaws provide for a classified board of directors, consisting of three classes as follows:

•	Class I, which consists of Mr. Dougherty, Dr. Fernandes and Mr. Gill, and whose term expires at our 2018 annual meeting;

•	Class II, which consists of Dr. Goldstein and Mr. Johnson, and whose terms will expire at the annual meeting; and

•	Class III, which consists of Dr. Kent, Dr. Kong and Mr. Neff, and whose terms expire at our 2017 annual meeting.

Directors elected at this meeting and each subsequent annual meeting will be elected for three-year terms or until their successors are duly elected and qualified.

We have historically separated the position of Chairman, currently independent director Garheng Kong, M.D., Ph.D., and that of Chief Executive Officer, currently Prabhavathi Fernandes, Ph.D. While the Board believes that separation of these positions has served our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.

Selection of Nominees for our Board of Directors

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to our company and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our stockholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at our annual meeting of stockholders.

Our bylaws permit any stockholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to our Secretary. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of stockholders, you must give your notice not more than 90 days nor less than 60 days before the meeting. If the election is to be held at a special meeting of stockholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to stockholders. Your notice must include the following: (1) your name and address, as they appear on the our books, and the name and residence address of the persons to be nominated; (2) the class and number of shares which you beneficially own; (3) whether and the extent to which you have engaged in any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for you, or to increase or decrease your voting power with respect to any share of our stock; (4) a representation that you are a stockholder of record of our company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (5) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (6) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board; and (7) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No stockholder has nominated anyone for election as a director at this annual meeting.

Board Committees

Our Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee consists of Mr. Gill (Chair), Mr. Dougherty and Dr. Kong. Our Compensation Committee consists of Dr. Kong (Chair), Dr. Kent and Mr. Neff. Our Nominating and Governance Committee consists of Dr. Goldstein (Chair), Mr. Dougherty and Mr. Johnson.

Our Board has undertaken a review of the independence of our directors and has determined that all directors except Dr. Fernandes are independent within the meaning of Section 5605(a)(2) of the NASDAQ Marketplace Rules and that Mr. Dougherty, Dr. Kong and Mr. Gill meet the additional test for independence for audit committee members imposed by Securities and Exchange Commission, or SEC, regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The members of our Compensation Committee are all independent within the meaning of Section 5606(a)(2) of the NASDAQ Marketplace Rules.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for these committees, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at www.cempra.com under the “Investor Relations—Corporate Governance” tab.

Audit Committee

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our consolidated financial statements, and our compliance with legal and regulatory requirements. The Audit Committee is responsible for hiring the independent registered public accounting firm, reviewing and approving the planned scope of the annual audit and pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm. Its role also includes meeting with management and our independent registered public accounting firm to review our annual audited financial statements and quarterly financial statements. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function and our compliance with regulatory and legal requirements.

Compensation Committee

The primary purpose of our Compensation Committee is to assist our Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. Our Compensation Committee is responsible for reviewing and recommending to our Board the compensation paid to directors, as well as designing and implementing compensation policies for our key personnel, including executive officers and employees. Finally, the Compensation Committee has the authority to obtain, at our expense, the advice and assistance of internal or external advisers, experts and others to assist the Committee.

Nominating and Governance Committee

The primary purpose of our Nominating and Governance Committee is to assist our Board in promoting the best interest of our company and our stockholders through the implementation of sound corporate governance principles and practices. The Nominating and Governance Committee is also responsible for identifying and evaluating candidates to serve on our Board, developing and recommending an annual self-evaluation process for our Board and overseeing the self-evaluation process.

Information Regarding Meetings of the Board and Committees

The business of our company is under the general oversight of our Board as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2015, the Board held twelve meetings and also conducted business by written consent, the Audit Committee held four meetings, the Compensation Committee held four meetings and the Nominating and Governance Committee held one meeting. Each person who was a director during 2015 attended at least 75% of the Board meetings and the meetings of the committee on which he or she served.

We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders. To save on reimbursable travel expenses, only Dr. Fernandes attended our 2015 Annual Meeting of Stockholders.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on our general risk-management strategy, the most significant risks facing our company, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our company. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As part of its commitment to our stockholders, our Board of Directors is submitting a Say-on-Pay proposal for stockholder consideration this year.

Executive compensation is an important matter for stockholders. The core of our executive compensation philosophy and practice continues to be to pay-for-performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 17 to 28 of this proxy statement, which includes the Compensation Discussion and Analysis, or CD&A. The CD&A provides additional details on executive compensation, including the Company’s compensation philosophy and objectives, and the fiscal 2015 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the Cempra, Inc. stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2015, and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or our Board of Directors, and will not be construed as overruling any decision by us or by our Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of our Board, or to create or imply any additional fiduciary duties for us or our Board.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted is required to approve, on an advisory basis, the compensation of our named executive officers. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the meeting and, accordingly, will not affect the outcome of the Say-on-Pay vote.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the approval of our company’s 2015 executive compensation.

Recommendation

The Board unanimously recommends stockholders vote FOR our company’s 2015 executive compensation.

PROPOSAL NO. 3—ADVISORY VOTE REGARDING THE FREQUENCY

OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a say on pay advisory vote such as Proposal No. 2. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years, or every three years. Although this vote is advisory and nonbinding, the Board of Directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the value of receiving input from our stockholders on important issues such as our compensation programs. However, it believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term rather than focus on short term results. Accordingly, our Board recommends a triennial say on pay advisory vote for our company. A triennial vote also will provide stockholders with the necessary time to evaluate the effectiveness of our executive compensation programs in relation to our long-term performance particularly with respect to executing our drug development and commercialization strategy.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Cempra, Inc. is to hold a nonbinding stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the CD&A, the Summary Compensation Table for fiscal 2015, and the other related tables and disclosures).”

As indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or our Board of Directors, and will not be construed as overruling any decision by us or our Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of our Board, or to create or imply any additional fiduciary duties for us or our Board.

Required Vote

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election and, accordingly, will not affect the outcome of this proposal.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the approval of an advisory vote on executive compensation every three years.

Recommendation

The Board unanimously recommends that stockholders vote FOR the option of EVERY THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board has appointed the firm PricewaterhouseCoopers LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

PricewaterhouseCoopers LLP, or PwC, has audited our financial statements annually since our formation in November 2005. Representatives of PwC are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned as of February 29, 2016 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

This table is based upon the information supplied by our Named Executive Officers, directors and principal stockholders and from Schedules 13G filed with the SEC. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. As of February 29, 2016, we had 48,169,733 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after February 29, 2016 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Quaker BioVentures II, L.P.(1)	3,565,601	7.4%
Cira Centre 2929 Arch Street, Suite 325 Philadelphia, PA 19104
FMR LLC (2)	5,986,057	12.4%
245 Summer Street Boston, MA 02210

Directors and Named Executive Officers:
Richard Kent, M.D. (3)	2,427,246	5.0%
Dov Goldstein, M.D. (4)	1,246,576	2.6%
P. Sherrill Neff (5)	3,630,601	7.5%
Prabhavathi Fernandes, Ph.D. (6)	849,508	1.7%
John H. Johnson (7)	103,784	*
Garheng Kong, M.D., Ph. D. (8)	109,614	*
David Gill (9)	75,000	*
Michael R. Dougherty (10)	62,000	*
Mark W. Hahn (11)	187,786	*
David Moore (12)	80,600	*
David W. Oldach, M.D. (13)	77,400	*

All current executive officers and directors as a group (11 persons) (14)	8,850,615	17.8%

*	Less than 1%.

(1)	Includes (i) 3,527,154 shares and (ii) 38,447 shares issuable upon the exercise of warrants. The shares directly held by Quaker BioVentures II, L.P. (“Quaker BioVentures”) are indirectly held by Quaker BioVentures Capital II, L.P. (“Quaker Capital LP”), as general partner of Quaker BioVentures and Quaker BioVentures Capital II, LLC (“Quaker Capital LLC”), as general partner of Quaker Capital LP.
(2)	Based on information provided in a Schedule 13G filed by FMR LLC on November 10, 2015. Edward C. Johnson 3d, the Director and Chairman of FMR LLC, and his family members, directly or through trusts, are parties to a shareholders’ agreement and may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC.
(3)	Consists of (i) 392 shares held by Dr. Kent, (ii) 65,000 shares that Dr. Kent has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options, (iii) 1,392,261 shares of held by Intersouth Partners VI, L.P., (iv) 963,502 shares held by Intersouth Partners VII, L.P., (v) 2,615 shares held by Mitch Mumma, and (vi) 3,476 shares held by Dennis Dougherty. The shares directly held by Intersouth Partners VI, L.P. (“Intersouth VI”) are indirectly held by Intersouth Associates VI, LLC (“ISA VI”), as general partner of Intersouth VI, and each of the individual managing members of ISA VI. The shares held directly by Intersouth Partners VII, L.P. (“Intersouth VII”) are indirectly held by Intersouth Associates VII, LLC (“ISA VII”), as general partner of Intersouth VII, and each of the individual managing members of ISA VII. ISA VI and ISA VII Member Managers may share voting and dispositive power over the shares directly held by Intersouth VI and Intersouth VII, respectively. The individual managing members of ISA VI and ISA VII are Mitch Mumma and Dennis Dougherty. Dr. Kent, a member of our Board of Directors, is a partner of Intersouth Partners, the general partner of Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. Dr. Kent disclaims beneficial ownership of these shares held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., except to the extent of any pecuniary interest therein.
(4)	Consists of (i) 14,158 shares that Dr. Goldstein has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options, (ii) 1,193,105 shares held by Aisling Capital II, LP and (iii) 39,218 shares issuable upon the exercise of warrants held by Aisling Capital II, LP. Dr. Goldstein, a member of our Board, is a member of the investment committee of Aisling Capital II, LP. Dr. Goldstein disclaims beneficial ownership of these shares held by Aisling Capital II, LP, except to the extent of any pecuniary interest therein.
(5)	Consists of (i) 65,000 shares that Mr. Neff has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options, (ii) 3,527,154 shares held by Quaker BioVentures II, L.P. and (iii) 38,447 shares issuable upon the exercise of warrants held by Quaker BioVentures II, L.P. Mr. Neff, a member of our Board, is a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., the general partner of Quaker BioVentures II, L.P. Pursuant to powers of attorney granted by Quaker BioVentures Capital II, LLC and Quaker BioVentures Capital II, L.P., Mr. Neff shares voting power with respect to the securities owned by the entities for which these entities serve as general partners. Mr. Neff disclaims beneficial ownership of the shares held by Quaker BioVentures II, L.P., except to the extent of any pecuniary interest therein. He also disclaims beneficial ownership of the shares issuable under the stock options, which he holds beneficially for Quaker Partners Management, LP, except to the extent of any pecuniary interest therein.
(6)	Includes (i) 247,678 shares held by Dr. Fernandes, and (ii) 601,830 shares that Dr. Fernandes has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(7)	Includes (i) 10,000 shares held by Mr. Johnson, and (ii) 93,784 shares that Mr. Johnson has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(8)	Includes (i) 2,830 shares held by Dr. Kong, and (ii) 106,784 shares that Dr. Kong has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(9)	Consists of 75,000 shares that Mr. Gill has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(10)	Includes (i) 2,000 shares held by Mr. Dougherty, and (ii) 60,000 shares that Mr. Dougherty has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(11)	Consists of 187,786 shares that Mr. Hahn has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(12)	Consists of (i) 1,000 shares held by Mr. Moore and (ii) 79,600 shares that Mr. Moore has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options.
(13)	Consists of (i) 1,100 shares held by Dr. Oldach, and (ii) 76,300 shares that Dr. Oldach has the right to acquire from us within 60 days of February 29, 2016 pursuant to the exercise of stock options. Dr. Oldach became our Chief Medical Officer in January 2015.
(14)	Includes 117,141 shares issuable upon the exercise of warrants and 1,425,242 shares subject to options that will be exercisable within 60 days of February 29, 2016 pursuant to the exercise of stock options.

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2015

The following table shows the compensation earned by each non-employee director of our company for the year ended December 31, 2015.

Name	Fees earned or paid in cash	Option Awards(1) (2)	All other compensation	Total
Michael R. Dougherty	$45,000	$226,459	$—	$271,459
David Gill	50,000	226,459	—	276,459
Dov Goldstein, M.D.	43,000	226,459	—	269,459
John H. Johnson	40,000	226,459	—	266,459
Richard Kent, M.D.	40,000	226,459	—	266,459
Garheng Kong, M.D., Ph.D.	85,000	271,751	—	356,751
P. Sherrill Neff	40,000	226,459	—	266,459

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.
(2)	At December 31, 2015, the following directors held options to purchase common shares in the following amounts: Mr. Dougherty 55,000 shares; Mr. Gill, 70,000 shares; Dr. Goldstein, 10,000 shares; Mr. Johnson, 88,784 shares; Dr. Kent, 45,000 shares; Dr. Kong, 100,784 shares; and Mr. Neff, 60,000.

Directors Compensation Plan

Subsequent to our initial public offering in February 2012, our Board, with the assistance of Pay Governance, LLC, an independent compensation consultant, determined that compensation for directors should be a mix of cash and equity-based compensation. Beginning March 20, 2012, all members of the Board receive an annual cash retainer of $35,000. The Chairman of the Board, if not a Named Executive Officer, receives an additional annual cash retainer of $35,000. The chairman of our Audit Committee receives an additional annual cash retainer of $15,000. The chairman of our Compensation Committee receives an additional cash retainer of $10,000. The chairman of the Nominating and Governance Committee receives an additional annual cash retainer of $8,000. Other members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee receive additional annual cash retainers of $5,000. Beginning on January 1, 2016, the annual cash retainer for all members of the Board increased $5,000 to $40,000, the annual cash retainer for the chairman of each of our Audit Committee, Compensation Committee, and Nominating and Governance Committee increased $5,000 to $20,000, $2,500 to $12,500, and $2,000 to $10,000, respectively, and the additional retainer for members of our Audit Committee increased $5,000 to $10,000. Beginning in 2012, each director receives an initial grant of 25,000 option shares when first appointed to the Board and thereafter annual grants of 15,000 option shares. The Chairman of the Board, if not a Named Executive Officer, receives an additional annual grant of 3,000 option shares.

EXECUTIVE COMPENSATION

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer and Chief Medical Officer, who are our only executive officers and who we refer to as our Named Executive Officers. Our Board has delegated responsibility for creating and reviewing the compensation of our entire senior management team, including our Named Executive Officers, to the Compensation Committee of our Board. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and make recommendations to our Board, generally on an annual basis, regarding all compensation decisions for our Named Executive Officers.

The Chief Executive Officer, Chief Financial Officer and the Director of Human Resources, attend Compensation Committee meetings by invitation to provide input with respect to compensation and performance assessments of executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2015 Stock Price Performance

During 2015, our stock price increased by over 32%, significantly out-performing both the NASDAQ Composite Index and the NASDAQ Biotechnology Index.

Stock Performance Graph(1)

(1)	Assumptions used in this graph are included in Part II, Item 5 of our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.

2015 Compensation Distribution

In 2015, our Named Executive Officers’ total compensation was distributed between base salary, long-term incentives, or LTI, which includes option awards, and short-term incentives, or STI, which includes non-equity incentive plan compensation and all other benefits. The charts below depict the relative distributions of these three compensation components for our Chief Executive Officer and our other Named Executive Officers.

2015 Performance Highlights

In 2015, we successfully achieved multiple corporate, financial, and product development objectives, including the following:

•	On January 4, 2015, we announced positive topline results from a global, pivotal Phase 3 clinical trial of solithromycin oral capsules, Solitaire-Oral, in the treatment of patients with community acquired bacterial pneumonia (“CABP”).

•	On January 13, 2015, we closed an underwritten public offering of 6,037,500 shares of our common stock, at a public offering price of $24.50 per share, with net proceeds to us of approximately $138.7 million.

•	On August 19, 2015, we announced that the U.S. Food and Drug Administration (the “FDA”) granted Fast Track designation for solithromycin intravenous and capsules for the treatment of CABP.

•	On September 18, 2015, we announced that the FDA granted a qualified infectious disease product designation to our investigational antibiotic product candidate, Taksta™.

•	On October 16, 2015, we announced positive topline results from a global, pivotal Phase 3 clinical trial of intravenous to oral solithromycin, Solitaire-IV, in the treatment of patients with CABP.

•	On December 8, 2015, we announced that the first patient had been dosed in our Phase 3 clinical trial to evaluate the safety and efficacy of oral Taksta™ as a potential treatment for acute bacterial skin and skin structure infections.

•	On December 22, 2015, we announced that we successfully completed enrollment of 250 patients in the United States and Australia for our Phase 3 solithromycin trial in urogenital gonorrhea. Additionally, under a Cooperative Research and Development Agreement with the National Institute of Allergy and Infectious Diseases, the Phase 3 trial was expanded to include up to an additional 60 patients, consisting of women and adolescents with culture-proven gonorrhea.

•	In 2015, we presented at over fifteen conferences, including the Jefferies 2015 Antibiotic Summit Investor Conference, the 25th European Congress of Clinical Microbiology, and Infectious Disease Week 2015.

2015 Executive Compensation Highlights

In 2015, we continued to refine and strengthen our executive compensation program and corporate governance practices. The following table summarizes the three major elements of our executive compensation program and the objective of each element. The mix of compensation elements varies based on an executive’s position and responsibilities.

Element	Key Features	Objective
Annual Salary	Fixed cash compensation	Base salaries for our executive officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data we review for similar positions in our industry.

Annual Cash Bonus	Market-competitive, performance-based cash bonus opportunity tied to achievement of Company and individual goals	Our cash incentive performance program uses goals established at the start of each year by the Compensation Committee. The goals are weighted as to importance, as well as each Named Executive Officer’s respective areas of responsibility.

Long-term Incentives	Equity Awards Stock options generally have four-year terms and vest in monthly installments.	Our equity-based long-term incentive program is designed to align our Named Executive Officers’ long-term incentives with shareholder value creation. We believe that long-term participation in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives.

Compensation Governance Highlights

Our executive compensation program for our Named Executive Officers includes key features that align their interests with our business strategies and goals, as well as the interests of our shareholders.

WHAT WE DO

✓	Design our executive compensation program to align pay with performance

✓	Use equity for long-term incentive awards

✓	Utilize an independent compensation consultant

✓	Provide change in control benefits under double-trigger circumstances only

✓	Maintain 100% independent Compensation Committee

✓	Review our peer group companies annually to obtain comparative compensation information

✓	Provide limited perquisites

✓	Require designated levels of stock ownership for executive officers and directors over time

WHAT WE DON’T DO

×	Provide excise tax gross-ups

×	Allow hedging, pledging or shorting of company stock by any employee or director

×	Re-price or buyback stock options

×	Provide guaranteed bonuses

Compensation Objectives

Objectives of our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to attract, retain and motivate executive officers who will make important contributions to the achievement of our business goals and success. The Compensation Committee believes that the most effective executive compensation program will reward the achievement of annual, long-term and strategic goals of our company. Our executive compensation program has been designed to link short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has recommended that we maintain, and expects to continue to recommend further implementation of, compensation plans that tie a substantial portion of our Named Executive Officers’ overall compensation to our research, development, and operational performance.

Subsequent to our initial public offering in February 2012, our Compensation Committee engaged Pay Governance, LLC, an independent compensation consultant, to review our executive compensation programs on an annual basis. In 2015, the Compensation Committee, with the assistance of Pay Governance, updated our peer group of 15 public companies, which group was used by Pay Governance to conduct an executive compensation study. The composition of the peer group was based on the following criteria: (i) companies operating in a similar industry sector, (ii) publically traded companies, (iii) companies of similar size, and (iv) companies of similar business operation and stage of research and development. The peer group companies considered by the Compensation Committee are:

Anacor Pharmaceuticals, Inc.	Insmed Incorporated
ARIAD Pharmaceuticals, Inc.	Novavax, Inc.
BioCryst Pharmaceuticals, Inc.	Ophthotech Corporation
Celldex Therapeutics, Inc.	Portola Pharmaceuticals, Inc.
Chimerix, Inc.	Tesaro, Inc.
Clovis Oncology, Inc.	Tetraphase Pharmaceuticals, Inc.
Enanta Pharmaceuticals, Inc.	Zogenix, Inc.
Inovio Pharmaceuticals, Inc.

The Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances over the period of time for which the information is available. Market benchmarks is one element considered by the Compensation Committee when making compensation decisions. Because we were not previously required to conduct a say-on-pay vote, we did not consider such a vote in our compensation-setting practices. In the future, the Compensation Committee intends to use information provided from the peer group review, the result of the say-on-pay vote, as well as information gathered by the Committee as it has done in the past, to guide our policies and procedures relating to executive compensation.

Based on these overall objectives and philosophy, the Compensation Committee has designed an executive compensation program that generally seeks to bring base salaries and total executive compensation in line with the companies at a similar stage of clinical development represented in the compensation data we review. Our program allows the Compensation Committee to determine each component of an executive’s compensation based on a number of factors, including (a) the executive’s overall experience and skills (with an emphasis on particular industry experience), (b) the executive’s position and responsibilities in comparison to other executives at the company, (c) individual performance, and (d) the demand within our market for the executive’s skills relative to other executives in our industry.

Components of our Executive Compensation Program

The principal components of our executive compensation program are base salary, annual bonus, and long-term incentives. Our Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other information we deem relevant. We believe that in the pharmaceutical industry, and for clinical stage companies, stock option awards are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. The Board, generally based on a recommendation of the Compensation Committee, approves all salary increases, as well as bonuses and stock option awards, if any, for Named Executive Officers. Annual base salary increases, annual bonuses, and long-term incentives, to the extent granted, are generally implemented during the first calendar quarter of the year.

Annual Salaries. We provide base salaries for our Named Executive Officers to compensate them for their services rendered during the fiscal year. Base salaries for our Named Executive Officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data we review for similar positions in our industry. Base salaries are reviewed periodically and may be increased for merit reasons based on the executive’s performance, for retention reasons or if the base salary is not competitive to salaries paid by comparative companies for similar positions. Additionally, we may adjust base salaries throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Cash Bonus. We have also implemented an annual cash incentive performance program, under which annual corporate goals are proposed by management and approved by the Compensation Committee at the start of each calendar year. These corporate goals include the achievement of qualitative operational goals and predefined research and development milestones. Each goal is weighted as to importance by the Compensation Committee. The individual performance of our Named Executive Officers is based on the level of achievement of a combination of corporate goals and goals related to their respective areas of responsibility. Annual cash bonuses granted to our Named Executive Officers are tied to the achievement of these corporate goals.

Pursuant to her employment agreement, Dr. Fernandes is entitled to an annual target cash bonus opportunity of not less than 50% of her salary. Our other Named Executive Officers are not entitled to any bonus unless the Board provides them. For 2015, the Board established for Dr. Fernandes a bonus of up to 50% of her salary and bonuses of 35% for each of Mr. Hahn, Mr. Moore and Dr. Oldach. The performance goals generally were determined by our Compensation Committee in the first quarter of the calendar year but the actual bonuses are determined after the year’s end to assess achievement of the goals. Additionally, the Board or the Compensation Committee may increase or decrease a Named Executive Officer’s bonus payment (above or below the target) based on its assessment of our company’s and the Named Executive Officer’s individual performance during the year. For 2015, annual bonuses were based on achievement of company goals related to development of solithromycin and Taksta, business development and strategic planning for solithromycin, and financial operations. Each Named Executive Officer’s potential bonus was weighted differently for each set of goals, depending on his or her respective area of responsibility. The development goals for solithromycin and Taksta were met, primarily due to the successful completion of Phase 3 studies of oral and intravenous solithromycin, as well as the successful enrollment of additional clinical studies for solithromycin and Taksta. The business development goals were partially unmet due to a reevaluation of corporate strategy. The financial operations goal was based on staying within the approved 2015 budget and capital management objective, which was met.

The following table sets forth information concerning each Named Executive Officer’s target cash bonus achievement level.

Named Executive Officer	Total Weight of Company Goals	Percentage of Company Goals Achieved	Total Weight of Personal Goals	Percentage of Personal Goals Achieved	Total Percentage of Bonus Achieved
Prabhavathi Fernandes, Ph.D.	90.0%	69.2%	10.0%	9.0%	78.2%

Mark Hahn	75.0%	57.7%	25.0%	22.0%	79.7%

David Moore	75.0%	57.7%	25.0%	21.0%	78.7%

David Oldach, M.D.	75.0%	57.7%	25.0%	22.5%	80.2%

Long-Term Incentives. Our equity-based long-term incentive program is designed to align our Named Executive Officers’ long-term incentives with stockholder value creation. We believe that long-term participation by our officers and employees, including our Named Executive Officers, in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives. Our 2006 Plan allowed and our 2011 Plan allows the grant to officers and employees of stock options, as well as other forms of equity incentives, as part of our overall compensation program. Our practice is to make annual stock option awards as part of our overall performance management program at the beginning of each calendar year. Typically, these grants are made to ensure the officer’s average equity and option amounts are in line with similar positions at comparable companies. As with base salary and initial equity award determinations, a review of all components of the officer’s compensation is conducted when determining annual equity awards to ensure that an officer’s, including each Named Executive Officer, total compensation conforms to our overall philosophy and objectives.

Other Compensation

We maintain limited broad-based benefits and perquisites that are provided to all eligible employees, including health insurance, life and disability insurance, dental insurance and paid vacation.

Compensation Consultant Agreement

The Compensation Committee of our board of directors has continued to engage Pay Governance to, among other things, continue its review and analysis of our compensation program. Pay Governance reports directly to the Compensation Committee and has regular meetings with the chairperson of the Compensation Committee.

Pay Governance does not provide any other services to the Company. The Compensation Committee has reviewed the nature of the relationship with its independent compensation consultants and determined that there were no conflicts that impacted the advice and guidance provided to the Compensation Committee.

Stock Ownership Requirements

We adopted stock ownership guidelines for certain executive officers and directors on February 25, 2016 with the objective of more closely aligning the interests of certain executive officers with those of our stockholders. The stock ownership guidelines will require the Chief Executive Officer to hold shares of our common stock with a market value of five times her annual base salary and will require the Chief Financial Officer, Chief Commercial Officer and Chief Medical Officer to hold two times their respective annual base salaries. Each director will be required to hold our common stock with a market value of four times his or her annual cash retainer. The stock ownership guidelines will be applicable at the later of (i) five years after the date the executive officer or director assumes his or her position or (ii) five years from the date of adoption of the stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

On September 25, 2015, our board of directors adopted an anti-hedging and anti-pledging policy. The anti-hedging and anti-pledging policy aligns the interests of our directors, executive officers and employees who are equity grant recipients with our shareholders. The policy prohibits our directors, executive officers, and employees who are equity grant recipients from engaging in any transaction which could hedge or offset decreases in the market value of our common stock, including the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Additionally, directors and executive officers are prohibited from pledging our securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Employment and Severance Agreements

On August 9, 2013, we entered into an employment agreement with Dr. Fernandes. On October 13, 2015, we amended Dr. Fernandes’ employment agreement. Prior to this agreement, we had no agreement with her. Pursuant to the agreement, we are obligated to pay Dr. Fernandes an annual base salary of at least $447,200; her 2015 base salary is $510,000. She also is eligible for an annual target bonus opportunity of not less than 50% of her base salary pursuant to our target bonus program for executive officers. Dr. Fernandes is entitled to four weeks paid vacation per year.

The employment agreement has an initial term of five years and may be extended for additional one-year periods upon the mutual written agreement of Dr. Fernandes and our Board of Directors. The employment agreement prohibits Dr. Fernandes, during the term of her employment with us and for 18 months thereafter, from competing with us in North America or soliciting any of our employees, consultants or independent contractors to terminate their employment or contracting relationship with us. During the term of the employment agreement, we must use our best efforts to cause Dr. Fernandes to be elected as a member of our Board of Directors.

The employment agreement is terminable upon Dr. Fernandes’s death or disability or upon its non-renewal, in which event we will pay her base salary through the date of termination, plus a pro rata share of her target bonus based upon the average percentage achievement of target objectives for the prior three years. If we terminate the employment agreement without “cause” (as defined in the employment agreement) or Dr. Fernandes terminates it with “good reason” (as defined in the employment agreement), then we will pay her base salary through the date of termination, plus a pro rata share of her target bonus based upon the average percentage achievement of target objectives for the prior three years. In addition, if (i) termination of her employment results in Dr. Fernandes incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) she has not breached the employment agreement, and (iii) she executes and does not revoke within 60 days a general release of claims against us, we will pay Dr. Fernandes (a) an amount equal to her then-current base salary for a period of 18 months, (b) one and one-half times her target bonus based upon the average percentage of achievement of target objectives for the prior three years, payable in 18 equal monthly payments, plus (c) reimbursement of her COBRA premiums for the lesser of 18 months or until she becomes eligible for insurance benefits from another employer. If Dr. Fernandes dies prior to receiving any or all payments or benefits due her under the employment agreement, then we will pay them to her estate. Upon termination of Dr. Fernandes’s employment under the agreement for any reason, she shall be deemed to have resigned as a director of our company, effective as of the date of termination.

We also entered into a change in control severance agreement with Dr. Fernandes on August 9, 2013. Pursuant to the severance agreement, if Dr. Fernandes’s employment is terminated without “cause” (as defined in the severance agreement) or she resigns for “good reason” (as defined in the severance agreement) within 12 months of a “change in control” of our company (as defined in the severance agreement), then, provided (i) such termination results in Dr. Fernandes incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) Dr. Fernandes has not breached the severance agreement, the previously executed confidentiality and assignment of inventions agreement or any of the non-compete or non-solicitation provisions of the employment agreement, and (iii) conditioned upon her execution of an effective release, (and without duplication of any severance payments or benefits under her employment agreement), we will pay Dr. Fernandes (a) an amount equal to her then-current base salary for a period of 24 months, (b) two times her target bonus based upon the average percentage of achievement of target objectives for the prior three years, payable in 24 equal monthly payments, plus (c) reimbursement of COBRA premiums for the lesser of 24 months or until she becomes eligible for insurance benefits from another employer. Under both the employment agreement and the change in control severance agreement, we have the option to terminate COBRA payments following Dr. Fernandes’ termination, and instead pay a lump sum amount to Dr. Fernandes equal to the remaining payments owed to her under both agreements. In addition, all of Dr. Fernandes’s outstanding and unvested stock options and other equity in our company would become immediately and fully exercisable. If her employment is terminated due to her death, “disability” (as defined in the severance agreement, for “cause”, she resigns without “good reason” or the term of the severance agreement expires without renewal, Dr. Fernandes will not be entitled to any additional compensation under the severance agreement beyond that which had accrued as of the date of termination. The employment agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, will be paid or provided to Dr. Fernandes before the day that is six months plus one day after the termination date. In addition, if an excess parachute payment would be made to Dr. Fernandes in the event of a change in control, we may, at our election, reduce the amounts to be paid to Dr. Fernandes to the extent necessary to avoid its treatment as an excess parachute payment under the Code.

On May 23, 2014, we entered into a change in control severance agreement with each of Mark W. Hahn, our Executive Vice President and Chief Financial Officer, and David Moore, our Executive Vice President and Chief Commercial Officer. On October 13, 2015, we entered into a change in control severance agreement with David W. Oldach, our Chief Medical Officer, and amended both of Mark W. Hahn and David Moore’s change in control severance agreements. The three agreements are identical. Pursuant to the severance agreements, if the executive’s employment is terminated without “cause” (as defined in the severance agreement) or he resigns for “good reason” (as defined in the severance agreement) within 12 months of a “change in control” of our company (as defined in the severance agreement), then, provided (i) such termination results in the executive incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) the executive has not breached the severance agreement or the previously executed confidentiality and assignment of inventions agreement, and (iii) conditioned upon his execution of an effective release, we will pay the executive an amount equal to his then-current base salary for a period of 12 months and a lump sum payment of a pro rata bonus based upon the executive’s target bonus amount for the year of his termination, plus reimbursement of COBRA premiums for the lesser of 12 months or until he becomes eligible for insurance benefits from another employer. However, we have the option to terminate COBRA payments following a termination, and instead pay a lump sum amount equal to the remaining payments owed under the change in control severance agreement. In addition, all of the executive’s outstanding and unvested stock options and other equity in our company would become immediately and fully exercisable. If his employment is terminated due to his death, “disability” (as defined in the severance agreement), for “cause” by us, he resigns without “good reason” or the term of the severance agreement expires without renewal, The executive will not be entitled to any additional compensation under the severance agreement beyond that which had accrued as of the date of termination. The severance agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, will be paid or provided to the executive before the day that is six months plus one day after the termination date. In addition, if an excess parachute payment would be made to the executive in the event of a change in control, we may, at our election, reduce the amounts to be paid to the executive to the extent necessary to avoid its treatment as an excess parachute payment under the Code. The severance agreement has an initial term of five years and will automatically renew thereafter for additional one-year terms unless we provide the executive with notice of nonrenewal at least 90 days prior to the end of the initial five-year term or any additional one-year term.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Pension Benefits

We do not maintain any qualified or non-qualified defined benefit plans. As a result, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or accrued to our Named Executive Officers in 2014 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	All other compensation(3) ($)	Total ($)
Prabhavathi Fernandes, Ph.D.	2015	510,000	—	2,015,472	199,410	52,737	2,777,619
Director, President and	2014	475,000	—	1,604,915	205,112	50,700	2,335,727
Chief Executive Officer	2013	447,200	—	780,125	194,532	49,916	1,471,773

Mark Hahn	2015	350,000	—	699,955	97,633	27,832	1,175,420
Executive Vice President and Chief	2014	325,001	—	550,257	100,620	31,233	1,007,111
Financial Officer	2013	292,600	—	195,015	75,201	35,095	597,911

David Moore (4)	2015	330,000	—	548,982	90,899	12,806	982,687
Executive Vice President and Chief Commercial Officer	2014	300,000	—	889,902	181,833	13,498	1,385,233

David Oldach, M.D. (5)
Chief Medical Officer	2015	300,000	—	347,237	84,210	23,090	754,537

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.
(2)	Non-equity incentive plan compensation represents amounts earned in 2013, 2014 and 2015 as annual performance awards, which were paid in 2014, 2015 and 2016, respectively.
(3)	These amounts represent the following in 2013, 2014 and 2015, respectively: Dr. Fernandes, $10,200, $10,400 and $10,600 in 401(k) matching contributions, $3,596, $3,762 and $2,906 in life, disability, and accidental death and dismemberment insurance premiums paid by us on her behalf, and $36,120, $36,538 and $39,231 in unused paid time off; Mr. Hahn, $10,200, $10,400 and $10,600 in 401(k) matching contributions, $3,260, $3,970 and $3,259 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $21,635, $16,863 and $13,973 in unused paid time off; Mr. Moore, $9,500 and $10,600 in 401(k) matching contributions, and $3,998 and $1,571 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $0 and $635 in unused paid time off; and Dr. Oldach, $10,600 in 401(k) matching contributions, $3,259 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $9,231 in unused paid time off.

(4)	Mr. Moore became a Named Executive Officer in 2014.
(5)	Dr. Oldach became a Named Executive Officer in 2015.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2015. The only plan-based awards granted were stock options; no non-equity awards were granted. All stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each stock option granted to our Named Executive Officers was equal to the fair market value of our common stock as determined in good faith by our Board on the date of the grant. All stock options listed below were granted under our 2011 Equity Incentive Plan.

Name	Grant date	Number of securities Underlying options(1) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2) ($)
Prabhavathi Fernandes, Ph.D.	1/1/2015	133,499	$23.51	$2,015,472
Mark Hahn	1/1/2015	46,363	$23.51	$699,955
David Moore	1/1/2015	36,363	$23.51	$548,982
David Oldach, M.D.	1/1/2015	23,000	$23.51	$347,237

(1)	The Named Executive Officers were each granted the number of options provided next to their names in the table. The option grants to each Named Executive Officer vests according to the following schedule: 1/48th of the shares vest at the end of each month, beginning after January 1, 2015.
(2)	The grant date fair value of the restricted stock and option awards is calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2015.

	OPTION AWARDS
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date

Prabhavathi Fernandes, Ph.D. (1)	1/1/2015	33,372	100,127	23.51	12/31/2024
	1/8/2014	47,234	62,500	13.10	01/07/2024
	1/8/2014	—	50,000	13.10	01/07/2024
	3/7/2013	50,000	—	6.64	3/6/2023
	1/18/2013	150,000	—	6.63	1/17/2023
	3/20/2012	86,877	—	7.62	3/19/2022
	12/8/2010	40,698	—	2.09	12/7/2020
	7/28/2010	34,133	—	2.09	7/28/2020
	8/10/2009	73,194	—	2.09	8/9/2019
	6/3/2008	54,273	—	2.47	6/3/2018

Mark W. Hahn (1)	1/1/2015	11,592	34,771	23.51	12/31/2024
	1/8/2014	22,500	22,500	13.10	1/7/2024
	1/8/2014	—	15,000	13.10	1/7/2024
	1/18/2013	50,000	—	6.63	1/17/2023
	3/20/2012	25,000	—	7.62	3/19/2022
	12/8/2010	9,074	—	2.09	12/7/2020
	7/28/2010	7,643	—	2.09	7/28/2020
	2/2/2010	46,890	—	2.09	2/1/2020

David Moore (1)	1/1/2015	9,096	27,267	23.51	12/31/2024
	1/2/2014	43,750	56,250	12.79	1/1/2024

David Oldach, M.D.(1)	1/1/2015	5,750	17,250	23.51	12/31/2024
	1/8/2014	3,750	3,750	13.10	1/7/2024
	3/7/2013	10,000	—	6.64	3/6/2023
	1/18/2013	14,087	—	6.63	1/17/2023
	3/21/2012	20,000	—	7.47	3/20/2022
	3/1/2011	16,347	—	2.28	2/28/2021

(1)	In respect of the awards for 133,499 shares, 46,363 shares, 36,363 shares and 23,000 shares granted on January 1, 2015, to Dr. Fernandes, Mr. Hahn, Mr. Moore and Mr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2015. In respect of the awards for 50,000 shares and 15,000 shares granted on January 8, 2014, to Dr. Fernandes and Mr. Hahn, respectively, 1/24th of the options vest at the end of each month over 24 months, beginning on January 1, 2017. In respect of the awards for 125,000 shares, 45,000 shares and 7,500 shares granted on January 8, 2014, to Dr. Fernandes, Mr. Hahn and Mr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2014. In respect of the award for 100,000 shares granted on January 2, 2014, to Mr. Moore, one quarter of the options vested immediately and 18,750 options vest in four annual installments beginning on the one year anniversary of the vesting commencement date.

Option Exercises

The following table sets forth information on the aggregate number and value of all options exercised by the Named Executive Officers in 2015.

Option Exercises in Fiscal 2015

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)
Prabhavathi Fernandes, Ph.D.	37,389	$1,026,464
Mark Hahn	—	—
David Moore	—	—
David Oldach, M.D.	20,000	$533,871

(1)	The aggregate value realized equals the difference between the fair market value of the shares acquired, based on the closing sale price, if any, or closing bid price per share of our common stock on the NASDAQ Global Market on the date of exercise, and the exercise price for the underlying stock options.

Option Repricings

We did not engage in any repricings or other modifications to any of our Named Executive Officers’ outstanding options during the year ended December 31, 2015.

Potential Payments on Change of Control

If the severance payments called for in the change in control severance agreement for Dr. Fernandes had been triggered on December 31, 2015, we would have been obligated to make the following payments:

Name	Cash Payment ($ per month) and (# of months paid)	Benefits ($ per month) and (# of months paid)	Number of Options (# that would vest) and ($ market value) (1)
Prabhavathi Fernandes, Ph.D.	$42,500 24 mos	$209 24 mos	212,627	$2,791,343

Mark W. Hahn	$29,167 12 mos	$514 12 mos	72,271	$941,080

David Moore	$27,500 12 mos	$547 12 mos	83,517	$1,239,400

David Oldach, M.D.	$25,000 12 mos	$742 12 mos	21,000	$199,058

(1)	The market value equals the difference the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NASDAQ Global Market on December 31, 2015, which was $31.13, and the exercise prices for the underlying stock options.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Garheng Kong, Chair
Richard Kent
P. Sherrill Neff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Kong (Chairman), Mr. Kent and Mr. Neff served as members of our Compensation Committee during all of 2015. None of these individuals was at any time during 2015 or at any other time an officer or employee of our company. Dr. Fernandes, our President and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding Company business to the Board in care of the Secretary of the Company at our principal executive offices located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. The Secretary will forward all such communications to the addressee.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2015. The Committee has discussed with PricewaterhouseCoopers LLP, or PwC, our company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, issued by the Public Company Accounting Oversight Board, or PCAOB. The Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Committee has also considered whether the provision of services other than the audit of our financial statements were compatible with maintaining PwC’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

All members of our Audit Committee are independent under SEC regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of our Audit Committee must qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and have financial sophistication in accordance with the NASDAQ Marketplace Rules. Our Board has determined that each of Mr. Gill and Mr. Dougherty qualifies as an audit committee financial expert.

The Audit Committee pre-approves the engagement of our independent auditor to render any audit services to our company. The Audit Committee also pre-approves any other engagement of our independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
David Gill, Chairman
Michael R. Dougherty
Garheng Kong, M.D., Ph.D.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2014 and December 31, 2015, PwC performed professional services for us. The professional services provided by PwC and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2014 and 2015 were $301,482 and $485,561, respectively.

Audit-Related Fees

No fees were billed by PwC for assurance and related services that were reasonably related to the audit or review of our financial statements for the fiscal years ended December 31, 2014 and 2015, and that are not included in the amounts disclosed above under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed by PwC for tax services for the fiscal years ended December 31, 2014 and 2015 were $34,191 and $31,350, respectively.

All Other Fees

No fees were billed by PwC for services other than those reported above under the captions “Audit Fees” and “Tax Fees” for each of the fiscal years ended December 31, 2014 and 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With respect to reviewing and approving related-party transactions, the Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000 annually, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee may approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to this Committee or the full Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related-party transaction to the Audit Committee. We also poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, we strive to ensure that the transaction is approved in advance and, if not approved in advance, it must be submitted for ratification as promptly as practical.

In 2015, we did not engage in any related-party transaction and, based on the procedures outlined above, as of the date of this proxy statement we are not aware of any existing or potential related-party transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder proposals to be included in the proxy statement for our next annual meeting of stockholders must be received by us not later than December 7, 2016. Under our bylaws, stockholder proposals to be considered at our next annual meeting must be received by us not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of our bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to Shane Barton, Secretary, Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 20, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that all such required reports have been timely filed, except for the following: with the exception of a Form 4 for Richard Kent to report the receipt of an aggregates of 392 shares of common stock on October 6, 2015 upon a pro rata distribution by each of InterSouth Partners VI L.P. and InterSouth Partners VII L.P., which report was due on October 8, 2015 and was filed on October 14, 2015, and a Form 4 for David Oldach to report the exercise of an option for 10,000 shares of common stock and the immediate sale of all 10,000 shares received upon the exercise as well as the sale of an additional 2,200 shares of common stock, all on November 9, 2015, which report was due on November 11, 2015 and was filed on November 12, 2015.

DIRECTIONS TO ANNUAL MEETING AT THE COMPANY’S HEADQUARTERS AT

6320 QUADRANGLE DRIVE, SUITE 360, CHAPEL HILL, NORTH CAROLINA

Driving directions (from I-40):

From the East (including RDU Airport): On Route 40 take Exit 273B for NC-54 E towards Durham. Turn right onto NC-54. At the light, turn right onto Quadrangle Drive. Follow Quadrangle to the first building on the right, which is Building Two Quadrangle. Cempra is located on the third floor of the Cempra Building.

From the West: On Route 40 take Exit 273 for NC-54 for Chapel Hill/Durham. Turn left at NC-54. At the light, turn right onto Quadrangle Drive. Follow Quadrangle to the first building on the right, which is Building Two Quadrangle. Cempra is located on the third floor of the Cempra Building.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2016.
Vote by Internet • Go to www.investorvote.com/CEMP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4 and 3 YEARS for Proposal 3.

1.	To elect two Class II directors for a three-year term expiring in 2019:						+
		For	Withhold		For	Withhold
	01 - Dov Goldstein	☐	☐	02 - John H. Johnson	☐	☐

		For	Against	Abstain			3 Years	2 Years	1 Year	Abstain
2.	To hold an advisory vote on executive compensation;	☐	☐	☐	3.	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held;	☐	☐	☐	☐
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and 2015 Annual Report are available at:

www.edocumentview.com/CEMP

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cempra, Inc.

6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Prabhavathi Fernandes, Ph.D. and Mark W. Hahn as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Cempra, Inc. held of record by the undersigned on March 28, 2016, at the Annual Meeting of Shareholders to be held at our corporate headquarters, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517, on May 18, 2016, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this proxy will be voted ‘FOR’ each of the director nominees named in Proposal 1, ‘FOR’ Proposal 2, ‘3 Years’ for Proposal 3, and ‘For’ Proposal 4 and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2015 Annual Report to Shareholders.

(Continued and to be signed on the reverse side.)